BlackRock Funds II (the "Registrant")
BlackRock Dynamic High Income Portfolio (the "Fund")

77Q1(e):
Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form N-SAR, a copy of Addendum No. 12 to the Investment Advisory Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Fund.

Exhibit 77Q1(e)
Addendum No. 12 to the Investment Advisory Agreement
This Addendum No. 12 to the Investment Advisory Agreement dated as of September 29, 2017 (the "Amendment") is entered into by and between BlackRock Funds II, a Massachusetts business trust (the "Fund"), on behalf of the series named in Appendix A attached hereto (the "Portfolio"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser").
WHEREAS, the Fund, on behalf of the Portfolio, and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007, as amended by Addendum No. 5 to the Investment Advisory Agreement on October 10, 2014 and as further amended (the "Advisory Agreement"), pursuant to which the Adviser agreed to act as investment adviser to the Portfolio; and
WHEREAS, the Advisory Agreement provides that the Fund, on behalf of the Portfolio, will pay to the Adviser a monthly fee at an annual rate equal to the amount set forth in Appendix A thereto; and
WHEREAS, the Advisory Agreement may be amended in accordance with Section 12 of the Advisory Agreement; and
WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, approved an amendment to the Advisory Agreement as set out in this Amendment at an in-person meeting held on September 13, 2017.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Appendix A of the Advisory Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to the Portfolio.
2. Except as otherwise set forth herein, the terms and conditions of the Advisory Agreement shall remain in full force and effect.

[End of Text]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 12 to the Advisory Agreement to be executed by their officers designated below as of the day and year first written above.

BLACKROCK FUNDS II

By:

/s/ John M. Perlowski
    Name: John Perlowski
    Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:

/s/ Neal J. Andrews
    Name: Neal J. Andrews
    Title: Managing Director

APPENDIX A
BlackRock Dynamic High Income Portfolio

Average Daily Net Assets

Advisory Fee

Not exceeding $1 billion

0.60
%
In excess of $1 billion to $3 billion

0.56
%
In excess of $3 billion to $5 billion

0.54
%
In excess of $5 billion to $10 billion

0.52
%
Greater than $10 billion

0.51
%

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